NORTHERN LIGHTS FUND TRUST OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT

SIERRA TACTICAL ALL ASSET FUND

SIERRA TACTICAL BOND FUND

SIERRA TACTIACL CORE GROWTH FUND

SIERRA TACTICAL CORE INCOME FUND

SIERRA TACTICAL MUNICIPAL FUND

SIERRA TACTICAL RISK SPECTRUM 30 FUND

SIERRA TACTICAL RISK SPECTRUM 50 FUND

SIERRA TACTICAL RISK SPECTRUM 70 FUND

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the "Agreement") is effective as of the 14th day of November, 2018, as revised, June 25, 2019, July 19, 2019, January 28, 2021, March 23, 2021, May 24, 2021 and August 21, 2023 between NORTHERN LIGHTS FUND TRUST, a Delaware statutory trust (the "Trust"), on behalf of the Sierra Tactical All Asset Fund, Sierra Tactical Bond Fund, Sierra Tactical Core Growth Fund, Sierra Tactical Core Income Fund, Sierra Tactical Municipal Fund, Sierra Tactical Risk Spectrum 30 Fund, Sierra Tactical Risk Spectrum 50 Fund, and Sierra Tactical Risk Spectrum 70 Fund (each a “Fund” and collectively the "Funds") a series of the Trust and the Advisor of such Funds, Wright Fund Management, LLC (the "Advisor").

RECITALS:

WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated as of the 14th day of November, 2018, the 25th date of June, 2019, March 23, 2021, and August 21, 2023 (the "Investment Advisory Agreement"); and

WHEREAS, the Funds are responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit to each Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Advisor to implement those limits; and

WHEREAS, as a condition to the continuation of its contractual relationship with the Advisor, the Trust has required that Advisor grant to the Trust a continuing security interest in and to a designated account of the Advisor established with Gemini Fund Services, LLC, Transfer Agent to the Funds, or its successor and assigns (the "Securities Intermediary"), for so long as Funds assets remain below $15 million;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

I. Limit on Operating Expenses. The Advisor hereby agrees to limit each Fund’s current Operating Expenses to an annual rate, expressed as a percentage of the Funds’ average daily net assets for the month, to the amounts listed in Appendix A (the "Annual Limit"). In the event that the current Operating Expenses of the Fund, as accrued each month, exceed its Annual Limit, the

Advisor will pay to the Fund, on a monthly basis, the excess expense within the first ten days of the month following the month in which such Operating Expenses were incurred (each payment, a "Fund Reimbursement Payment").

Definition. For purposes of this Agreement, the term "Operating Expenses" with respect to the Fund, is defined to include all expenses necessary or appropriate for the operation of the Fund and including the Advisor's investment advisory or management fee detailed in the Advisory Agreement, any Rule 12b-l fees and other expenses described in the Advisory Agreement, but does not include: (i) any front-end or contingent deferred loads, (ii) brokerage fees and commissions; (iii) acquired fund fees and expenses; (iii) borrowing costs (such as interest and dividend expense on securities sold short); (iv) fees and expenses associated with investments in other collective investment vehicles or derivative instruments (including for example option and swap fees and expenses); (v) borrowing costs (such as interest and dividend expense on securities sold short); (vi) taxes; and (vii) extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees, contractual indemnification of Fund service providers (other than the Adviser)).

2.    Reimbursement of Fees and Expenses. The Advisor retains its right to receive in future years on a rolling three year basis, reimbursement of any Fund Reimbursement Payments paid by the Advisor pursuant to this Agreement, if such reimbursement can be achieved within the Operating Expense Limitations listed in Appendix A.

3.   Collateral Account and Security Interest. At any time when a Fund's assets are below $15 million, the Advisor, for value received, hereby pledges, assigns, sets over and grants to the Trust a continuing security interest in and to an account to be established and maintained by the Advisor with the Securities Intermediary and designated as a collateral account (the "Collateral Account"), including any replacement account established with any successor, together with all dividends, interest, stock-splits, distributions, profits and all cash and non-cash proceeds thereof and any and all other rights as may now or hereafter derive or accrue therefrom (collectively, the "Collateral") to secure the payment of any required Fund Reimbursement Payment or Liquidation Expenses (as defined in Paragraph 5 of this Agreement). For so long as this Agreement is in effect, any transfers or conveyances of Collateral to any party shall require the approval of the Board of Trustees of the Trust (the "Board"), except as specified in Section 7(a)(ii) of this Agreement, below. In addition, the Trust will not issue entitlement orders, redeem or otherwise take any action with respect to the Collateral or Collateral Account unless a Collateral Event (defined below under Section 5 of this Agreement) has occurred or is continuing.

4.     Collateral Event. In the event that either (a) the Advisor does not make the Fund Reimbursement Payment due in connection with a particular calendar month by the tenth day of the following calendar month or (b) the Board enacts a resolution calling for the liquidation of the Fund (either (a) or (b), a "Collateral Event"), then, in either event, the Board shall have absolute discretion to redeem any shares or other Collateral held in the Collateral Account and utilize the proceeds from such redemptions or such other Collateral to make any required Fund Reimbursement Payment, or to cover any costs or expenses which the Board, in its sole and absolute discretion, estimates will be required in connection with the liquidation of the Fund (the "Liquidation Expenses"). Pursuant to the terms of Paragraph 6 of this Agreement, upon authorization from the Board, but subject to the provisions of the Control Agreement, no further instructions shall be required from the Advisor for the Securities Intermediary to transfer any Collateral from the Collateral Account to the Fund. The Advisor acknowledges that in the event the Collateral available in the Collateral Account is insufficient to cover the full cost of any Fund

Reimbursement Payment or Liquidation Expenses (“Collateral Shortfall”), the Fund shall retain the right to receive from the Advisor any costs of any Fund Reimbursement Payment or Liquidation Expenses in excess of the value of the Collateral. The Adviser further agrees that the Trust shall be permitted to retain any amounts due to the Adviser pursuant to an investment advisory agreement between the Trust and the Adviser with respect to series in the Trust other than the Fund and to pay such amounts to the Fund to satisfy any Collateral Shortfall.

5.  Control Agreement; Appointment of Attorney-in-Fact. The Advisor agrees to execute and deliver to the Board, in form and substance satisfactory to the Board, a Control Agreement by, between and among the Trust, the Advisor and the Securities Intermediary (the "Control Agreement") pursuant to and consistent with Section 8-106(c) of the New York Uniform Commercial Code, which shall terminate when the Collateral Account is no longer required under this Agreement. Without limiting the foregoing, for so long as the Collateral Account in required under the Agreement, the Advisor hereby irrevocably constitutes and appoints the Trust, through any officer thereof, with full power of substitution, as Advisor's true and lawful Attorney-in-Fact, with full irrevocable power and authority in place and stead of the Advisor and in the name of the Advisor or in the Trust's own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute and deliver any and all documents and instruments which the Board deems necessary to accomplish the purpose of this Agreement, which power of attorney is coupled with an interest and shall be irrevocable. Without limiting the generality of the foregoing, the Trust shall have the right and power following any Collateral Event to receive, endorse and collect all checks and other orders for the payment of money made payable to the Advisor representing any interest payment, dividend, or other distribution payable in respect of or to the Collateral, or any part thereof, and to give full discharge for the same. So long as a Collateral Event has occurred and is continuing, the Board, in its discretion, may direct the Advisor or Advisor's agent to transfer the Collateral in certificated or uncertificated form into the name and account of the Trust or its designee.

6.    Covenants. So long as this Agreement shall remain in effect, the Advisor represents and covenants as follows:

(a)	No later than 120 days after each Fund becomes operational, the Advisor shall invest at least $30,000 in the Collateral Account, unless Fund assets have reached

$15 million by that time (in which case no Collateral Account is required until Fund assets fall below $15 million for more than 30 days). Once the Collateral Account is established: (i) the Advisor will maintain at least $30,000 in said account, such that additional amounts will be deposited by the Advisor where Fund outflows or negative Fund performance reduce the Collateral Account below $30,000 for a period of more than thirty days; (ii) when the Fund reaches

$15 million or more in net assets, the Advisor may withdraw all assets from said account, less the minimum amount required to maintain the account open; and

(iii) the Advisor hereby agrees to deposit and maintain $30,000 in the Collateral Account within 30 days of Fund assets falling below $15 million, where assets have not risen above $15 million at the end of that 30-day period. The Collateral Account may be closed completely upon Fund assets reaching $25 million.

(b)	To the fullest extent permitted by law, the Advisor agrees not to challenge any action taken by the Board or the Trust in executing the terms of this Agreement; provided that the action does not constitute willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of the Board under this Agreement, the Advisory Agreement, or to Fund shareholders.

(c)	The Trust will not issue entitlement orders, redeem or otherwise take any action with respect to the Collateral or Collateral Account unless a Collateral Event (defined above under Section 5 of this Agreement) has occurred or is continuing.

7.  Term. This Agreement shall become effective on the date first above written and shall remain in effect until at least January 31, 2025, unless sooner terminated as provided in Paragraph 9 of this Agreement, and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

8.   Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of each Fund, upon sixty (60) days' written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board. This Agreement and the Control Agreement will automatically terminate, with respect to the Funds listed in Appendix A if the Advisory Agreement for the Funds is terminated, and the Funds continues to operate under the management of a new investment adviser, with such termination effective upon the effective date of the Advisory Agreement' s termination for the Funds.

9.	Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

10.   Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

11.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, an y federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

(Signature Page follows)

NORTHERN LIGHTS FUND TRUST           WRIGHT FUND MANAGEMENT, LLC

on behalf of the

Sierra Tactical All Asset Fund

Sierra Tactical Bond Fund

Sierra Tactical Core Growth Fund

Sierra Tactical Core Income Fund

Sierra Tactical Municipal Fund

Sierra Tactical Risk Spectrum 30 Fund

Sierra Tactical Risk Spectrum 50 Fund

Sierra Tactical Risk Spectrum 70 Fund

By: /s/ Kevin Wolf	By: /s/ David C. Wright
Name: Kevin Wolf	Name: David C. Wright
Title: President	Title: Managing Member

Appendix A

Operating Expense Limitation

Sierra Tactical All Asset Fund
Class A	1.75%
Class C	2.50%
Institutional Shares	1.50%
Investor Shares	1.75%
Class A1	1.90%
Class I1	1.90%

Sierra Tactical Bond Fund
Class A	1.54%
Class C	2.29%
Institutional Shares	1.29%
Investor Shares	1.69%

Sierra Tactical Core Growth Fund
Class A	1.24%
Class C	1.99%
Institutional Shares	0.99%
Investor Shares	1.39%

Sierra Tactical Core Income Fund
Class A	1.35%
Class C	1.95%
Institutional Shares	1.00%
Investor Shares	1.35%

Sierra Tactical Municipal Fund
Class A	1.23%
Class C	1.98%
Institutional Class	1.05%
Investor Shares	1.38%
Special Shares	0.92%

Sierra Tactical Risk Spectrum 30 Fund
Class A	1.56%
Class C	2.31%
Institutional Shares	1.31%
Investor Shares	1.71%

Sierra Tactical Risk Spectrum 50 Fund
Class A	1.56%
Class C	2.31%
Institutional Shares	1.31%
Investor Shares	1.71%

Sierra Tactical Risk Spectrum 70 Fund
Class A	1.56%
Class C	2.31%
Institutional Shares	1.31%
Investor Shares	1.71%